Cole, Inc. Announces Acquisition of Reflect Scientific, Inc.

Salt Lake City, Utah   December 31, 2003   Cole, Inc., a Utah corporation
("Cole" or the "Company") (OTCBB: COLH) announced the completion of the acquisition of all of the outstanding securities of Reflect Scientific, Inc., a California corporation ("Reflect"), in consideration of the issuance and exchange of 22,914,949 shares of the Company's common stock that are "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission. Following the completion of the acquisition, there were 24,000,000 outstanding shares of common stock of the Company, with the former Reflect stockholders owning approximately 96% of these outstanding securities.

Cole's name will be changed to "Reflect Scientific, Inc." and the Company will seek a new OTC Bulletin Board symbol at the beginning of 2004.

Reflect Scientific is engaged in the manufacture and distribution of quality scientific products for use by Original Equipment Manufacturers (OEM) and other companies engaged in the chemical analysis, biotech and electronics industries. It is also a provider of customized robotic / automation systems for improved analytical efficiencies, production and higher productivity research. See its web site at www.reflectscientific.com.

Contact: Kim Boyce, President
               Reflect Scientific, Inc.
               650-960-0300